EXHIBIT 99

NEWS RELEASE
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FOR IMMEDIATE RELEASE         Contact:  John W. Conlon, Chief Financial Officer
February 11, 2000                       (740) 373-3155


                  PEOPLES BANCORP INCREASES QUARTERLY DIVIDEND
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MARIETTA, Ohio - The Board of Directors of Peoples Bancorp Inc. (Nasdaq: PEBO)
yesterday declared a quarterly dividend of $0.14 per share, after giving effect to the 10% stock dividend to be issued to shareholders of record at February 22, 2000.
         The first quarter dividend represents a 10% increase compared to the previous quarter and is payable subsequent to the aforementioned 10% stock dividend. The first quarter dividend payout of approximately $924,000 on 6.6 million outstanding shares (the Company's estimated outstanding shares after the 10% stock dividend to be issued February 22, 2000) is payable April 3, 2000, to shareholders of record March 15, 2000.
         Peoples Bancorp Inc. is a diversified financial services bank holding company headquartered in Marietta, Ohio, with over $1 billion in assets. Peoples Bancorp operates 39 financial service locations and 25 ATM's in the states of Ohio, West Virginia, and Kentucky. Peoples Bancorp's banking subsidiaries include The Peoples Banking and Trust Company with offices in Ohio and West Virginia; The First National Bank of Southeastern Ohio with three Ohio offices; and Peoples Bank FSB, with four Kentucky offices. On March 10, 2000, the Company plans to merge its banking subsidiaries into a single national banking entity named "Peoples Bank." Through its subsidiaries, Peoples Bancorp offers complete banking services and makes available other financial services, such as trust services, investment and insurance products, and internet banking. Peoples Bancorp's common stock is traded through the Nasdaq National Market System under the symbol "PEBO." Learn more about Peoples Bancorp or enroll in Peoples OnLine Connection, Peoples Bank's internet banking product, at www.peoplesbancorp.com.


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